Exhibit 99.1


           InvestorsBancorp Reports First Quarter Earnings


    PEWAUKEE, Wis.--(BUSINESS WIRE)--May 1, 2003--InvestorsBancorp, Inc. (OTCBB:INVB), the holding company for InvestorsBank, today reported increased net income and net interest income for the first quarter ended March 31, 2003.
    Net income for the first quarter of 2003 was $571,109 or $0.58 per diluted share, a 42.2% increase from net income of $401,748 or $0.41 per diluted share for the first quarter of the prior year. Net interest income was $1,348,266 for the first quarter of 2003, a 25.2% increase from net interest income of $1,077,269 for the comparable prior period. The provision for loan losses was $41,432 for the first quarter of 2003, compared to $93,750 for the same period in 2002.
    "Our improved first quarter performance was due primarily to an increase in mortgage loans for the quarter and gains on the sale of mortgage loans as consumers continued to refinance their home mortgages. While mortgage rates remain near historically low levels, we do not anticipate this level of residential mortgage volume will continue throughout the year," said George R. Schonath, president and chief executive officer of InvestorsBancorp.

    InvestorsBancorp, Inc. was organized in 1996. InvestorsBank, its wholly-owned subsidiary, offers a complete line of financial services to small businesses and individuals in southeastern Wisconsin. Under a management services agreement, InvestorsBank also manages the commercial loan and leased properties portfolio of Bando McGlocklin Small Business Lending Corporation, a subsidiary of The Middleton Doll Company.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should," or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. Additional information concerning the Company and its business, including factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.



          INVESTORSBANCORP, INC. AND SUBSIDIARY (OTCBB:INVB)
                   Consolidated Statements of Income
                              (unaudited)

                                          Three months ended March 31,
                                                 2003         2002
                                          ----------------------------

Total interest income                       $  2,147,832 $  1,911,899
Total interest expense                      $    799,566 $    834,630
                                          -------------- -------------
Net interest income before provision for
     loan losses                            $  1,348,266 $  1,077,269
Provision for loan losses                   $     41,432 $     93,750
Total other operating income                $    514,730 $    379,425
Total other operating expenses              $    952,543 $    748,981
                                          -------------- -------------
Income before income taxes                  $    869,021 $    613,963
Income tax expense                          $    297,912 $    212,215
                                          -------------- -------------

Net income                                  $    571,109 $    401,748
                                          ============== =============
Per share amounts:
  Basic earnings per share                  $       0.62 $       0.43
                                          ============== =============
  Diluted earnings per share                $       0.58 $       0.41
                                          ============== =============

Weighted average shares outstanding:
  Basic                                          928,460      940,000
  Diluted                                        982,218      981,084


          INVESTORSBANCORP, INC. AND SUBSIDIARY (OTCBB:INVB)
                          Balance Sheet Data
                              (unaudited)

                                     March 31, 2003  December 31, 2002

Total assets                          $178,455,458     $167,739,949
Total loans, net                      $164,043,003     $154,516,551
Total deposits                        $135,982,125     $135,940,742


    CONTACT: InvestorsBancorp, Inc.
             George R. Schonath, 262/523-1000